Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 12, 2025 (the “Closing Date”), the registrant, Beach Acquisition Co Parent, LLC (“Parent”), a Delaware limited liability company and an entity formed and controlled by 3G Fund VI, L.P. (“Fund VI”), acquired Skechers U.S.A., Inc. (“Skechers”), a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of May 4, 2025 (the “Merger Agreement”), by and among Parent, Skechers and Beach Acquisition Merger Sub, Inc., a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub” and together with Parent, the “Buyer Parties”). Pursuant to the Merger Agreement, Merger Sub merged with and into Skechers (the “Merger”) with Skechers continuing as the surviving corporation and an indirect subsidiary of Parent. The Merger Agreement and the transactions contemplated thereby, including the Merger, are referred to collectively herein as the “Transaction.” The Buyer Parties are affiliates of investment funds managed by 3G Capital Partners L.P. At the effective time of the Merger (“Effective Time”), each share of Skechers common stock (“Skechers Common Stock”) issued and outstanding immediately prior to the Effective Time was converted into the right to receive merger consideration consisting of either (i) $63.00 per share in cash (the “Cash Election Consideration”) or (ii) $57.00 per share in cash and one common limited liability company unit of Parent (“Common Unit”) (the “Mixed Election Consideration” or “Mixed Election”).

On the Closing Date, there were approximately 150.3 million shares of Skechers Common Stock outstanding, of which 21.0 million were dissenting shares. The dissenting shares were automatically canceled and cease to exist, and each holder of such dissenting shares has ceased to have any rights with regard thereto except such holder’s right to receive the appraised value of such dissenting shares to the extent afforded by Section 262 of the Delaware General Corporation Law (provided that all dissenting  shares held by Skechers stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such dissenting shares pursuant to Section 262 of the Delaware General Corporation Law ceased to be dissenting shares and were converted into, and became exchangeable for, the right to receive the Cash Election Consideration). The amount paid to dissenting shareholders as determined by the appraisal may be more than, less than, or equal to the Cash Election Consideration offered to non-dissenting shareholders. Interest from the Effective Time through the date of payment will compound quarterly and accrue at 5% over the Federal Reserve discount rate. Of the approximately 129.3 million non-dissenting shares, approximately 17.9% (or approximately 23.2 million shares) elected to receive the Mixed Election Consideration. All outstanding Skechers RSA and Skechers RSU Awards that were issued and outstanding on the date of the Merger Agreement whether vested or unvested became, at the Effective Time, fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration. Additionally, at the Effective Time, each restricted stock award for which vesting is tied in full or in part to the achievement of performance goals or metrics (“Skechers PSA”) and each Skechers RSU Award granted after the date of the Merger Agreement was cancelled and replaced with one Class P Unit for each share of Skechers Common Stock subject to such Skechers PSA or Skechers RSU Award, subject to on-going service consistent with the original grant.

Parent was formed on April 28, 2025, solely for the purpose of effecting the Transaction, including the issuance of Common Units for the Mixed Election Consideration. Parent has not conducted any business operations other than such operations that are incidental to its formation and in connection with the Transaction. As of June 30, 2025, Parent does not have any assets or liabilities other than as contemplated by the Merger Agreement, including contractual commitments it has made in connection therewith. The equity interests in Parent issued in connection with the Merger are governed by the Amended and Restated Limited Liability Company Agreement of Parent, which includes certain rights and restrictions, including transfer limitations, drag-along and tag-along provisions, and a post-closing liquidity mechanism. Accordingly, no historical financial statement operations of Parent have been included in this unaudited pro forma condensed financial data. As a result of the Merger, Skechers, as the surviving corporation, became an indirect subsidiary of Parent.

As previously announced, on July 30, 2025, Beach Acquisition Bidco, LLC, a subsidiary of Parent (“Bidco”) entered into (i) an indenture, dated as of July 14, 2025 (the “Secured Notes Indenture”), in connection with the issuance and sale of €1.0 billion in aggregate principal amount of 5.250% Senior Secured Notes due 2032 (the “Senior Secured Notes”) and (ii) an indenture, dated as of July 14, 2025 (the “PIK Notes Indenture” and, together with the Secured Notes Indenture, the “Indentures”), in connection with the issuance and sale of $2.2 billion in aggregate principal amount of 10.000% / 10.750% Senior PIK Toggle Notes due 2033 (the “Senior PIK Notes” and, together with the Senior Secured Notes, the “Notes”). Bidco caused to be deposited an amount of cash equal to the aggregate principal amount of Notes (the “Escrowed Proceeds”) into segregated escrow accounts until the date that certain escrow release conditions (the “Escrow Release Conditions”), including the consummation of the Merger, were satisfied. On September 12, 2025, the Escrow Release Conditions were satisfied, and the Escrowed Proceeds were released from the escrow accounts and used to fund a portion of the cash purchase price of the Merger and to pay related fees and expenses (the “Escrow Release”).

On September 12, 2025, Bidco, as the borrower, entered into a Credit Agreement with Beach Acquisition Midco, LLC, a subsidiary of Parent (“Midco”), as holdings, the lenders from time to time party thereto, the issuing banks from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacities as administrative agent for the lenders and collateral agent (the “Credit Agreement”), which provides for (i) a $1,555.0 million USD first lien term loan facility and €1,250.0 million Euro first lien term loan facility, for an aggregate USD equivalent of $3,005.0 million (together, the “Term Loan Facility”) and (ii) a $1,600.0 million first lien cash flow revolving facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”).

In addition to the proceeds from the financing transactions, Fund VI provided approximately $3.8 billion of equity financing to Parent in order to fund the transaction.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025, gives effect to the Merger as if those transactions had been completed on June 30, 2025. The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2024, and the six months ended June 30, 2025, give effect to the Merger as if it had been completed on January 1, 2024, the beginning of the earliest period presented. The pro forma financial information combines the historical financial statements of Skechers with Parent; however, Parent does not have any operations as the entity was formed solely to effect the Transaction and is thus included herein for pro forma purposes to reflect the acquisition and debt and equity financing pro forma adjustments.

The historical financial statements of Parent and Skechers have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments necessary to account for the Transaction in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The unaudited pro forma adjustments are based upon currently available information and certain assumptions that Parent’s management believes are reasonable.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	The separate audited consolidated financial statements of Skechers as of and for the fiscal year ended December 31, 2024, and the related notes, included in Skechers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and incorporated by reference into this Form 8-K/A;

•	The separate unaudited condensed consolidated financial statements of Skechers as of and for the six months ended June 30, 2025, and the related notes, included in Skechers’ Quarterly Report on Form 10-Q for the period ended June 30, 2025 and incorporated by reference into this Form 8-K/A; and

•	The separate unaudited consolidated financial statements of Parent as of and for the six months ended June 30, 2025, and the related notes, included in Parent’s Quarterly Report on Form 10-Q for the period ended June 30, 2025 and incorporated by reference into this Form 8-K/A.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may result from the Merger or any acquisition and integration costs that may be incurred.

The statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. Future results may vary significantly from the results reflected due to various factors and risks.

The following unaudited pro forma condensed combined financial information and related notes have been prepared in accordance with Article 11 of Regulation S-X as amended to give the effect to the following:

•	Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”), where certain assets and liabilities of Skechers will be recorded by Parent at their respective fair values at the date of completion of the Merger;

•	Adjustments to reflect the debt and equity financing transactions;

•	Adjustments to reflect transaction costs in connection with the Merger; and

•	Adjustments to reflect the related tax effects for the preliminary pro forma adjustments.

The pro forma adjustments and the unaudited pro forma condensed combined financial information are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. Parent estimated the fair value of Skechers’ assets and liabilities based on a preliminary valuation benchmark analysis, due diligence information, information presented in Skechers’ SEC filings and other publicly available information. Until the Transaction was completed, both companies were limited in their ability to share certain information.

Upon completing the purchase accounting for the Transaction, a final determination of the fair value of Skechers’ acquired assets and assumed liabilities will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company statements of earnings. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2025

(In thousands of U.S. dollars)

	Beach Acquisition Co Parent, LLC (As Reported) As of June 30, 2025	Skechers U.S.A., Inc. (As Reported) As of June 30, 2025	Transaction Accounting Adjustments- Acquisition	(Note 3)	Transaction Accounting Adjustments- Financing	(Note 3)	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$-	$1,377,152	$(8,347,703)	(a)	$9,983,998	(k)	$3,013,447
Short-term investments	-	106,254	-		-		106,254
Trade accounts receivable, less allowances	-	1,149,298	-		-		1,149,298
Other receivables	-	105,157	-		-		105,157
Inventory	-	1,871,805	-		-		1,871,805
Prepaid expenses and other	-	242,045	-		-		242,045
Total current assets	-	4,851,711	(8,347,703)		9,983,998		6,488,006
Property, plant and equipment, net	-	2,075,256	-		-		2,075,256
Operating lease right of-use assets	-	1,536,161	-		-		1,536,161
Deferred tax assets	-	423,544	-		-		423,544
Long-term investments	-	157,452	-		-		157,452
Goodwill	-	103,945	2,101,184	(b)	-		2,205,129
Intangible assets, net	-	-	4,500,000	(c)	-		4,500,000
Other assets, net	-	130,047	(49,477)	(d)	32,900	(l)	113,470
Total non-current assets	-	4,426,405	6,551,707		32,900		11,011,012
TOTAL ASSETS	$-	$9,278,116	$(1,795,996)		$10,016,898		$17,499,018
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' & MEMBERS’ EQUITY
Current liabilities
Accounts payable	$-	$1,159,891	$-		$-		1,159,891
Accrued expenses	-	356,295	1,326,030	(e)	-		$1,682,325
Operating lease liabilities	-	303,370	-		-		303,370
Current installments of long-term borrowings	-	316,748	-		22,715	(m)	339,463
Short-term borrowings	-	179,633	(130,000)	(f)	-		49,633
Total current liabilities	-	2,315,937	1,196,030		22,715		3,534,682
Long-term operating lease liabilities	-	1,358,821	-		-		1,358,821
Long-term borrowings	-	87,965	-		6,210,461	(m)	6,298,426
Deferred tax liabilities	-	10,283	1,108,359	(g)	-		1,118,642
Other long-term liabilities	-	129,601	-		-		129,601
Total non-current liabilities	-	1,586,670	1,108,359		6,210,461		8,905,490
Total liabilities	$-	$3,902,607	$2,304,389		$6,233,176		$12,440,172
Redeemable noncontrolling interest	-	102,374	-		-		102,374
Redeemable Common Units	-	-	672,833	(h)	-		672,833
Members' equity:
Common Units	-	-	-		-		-
Members' equity	-	-	2,194	(i)	3,783,722	(n)	3,785,916
Skechers U. S.A., Inc. stockholders' equity
Class A Common Stock	-	131	(131)	(j)	-		-
Class B Common Stock	-	19	(19)	(j)	-		-
Additional paid-in capital	-	38,116	(38,116)	(j)	-		-
Accumulated other comprehensive loss	-	(71,989)	71,989	(j)	-		-
Retained earnings	-	4,809,135	(4,809,135)	(j)	-		-
Skechers U. S.A., Inc. equity	-	4,775,412	(4,773,218)		3,783,722		3,785,916
Noncontrolling interests	-	497,723	-		-		497,723
Total stockholders' & members' equity	-	5,273,135	(4,773,218)		3,783,722		4,283,639
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' & MEMBERS’ EQUITY	$-	$9,278,116	$(1,795,996)		$10,016,898		$17,499,018

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

Six Months Ended June 30, 2025

(In thousands of U.S. dollars, except per unit data)

	Beach Acquisition Co Parent, LLC (As Reported) Six Months Ended June 30, 2025	Skechers U.S.A., Inc. (As Reported) Six Months Ended June 30, 2025	Transaction Accounting Adjustments Acquisition	(Note 4)	Transaction Accounting Adjustments Financing	(Note 4)	Pro Forma Combined
Sales	$-	$4,851,595	$-		$-		$4,851,595
Cost of sales	-	2,295,918	-		-		2,295,918
Gross profit	-	2,555,677	-		-		2,555,677
Operating expenses
Selling	-	436,956	-		-		436,956
General and administrative	-	1,680,514	28,448	(a)	-		1,708,962
Total operating expenses	-	2,117,470	28,448		-		2,145,918
Earnings from operations	-	438,207	(28,448)		-		409,759
Other income (expense)	-	70,047	3,669	(b)	(276,646)	(d)	(202,930)
Earnings before income taxes	-	508,254	(24,779)		(276,646)		206,829
Income tax expense	-	100,477	(6,170)	(c)	(68,885)	(e)	25,422
Net earnings	-	407,777	(18,609)		(207,761)		181,407
Less: Net earnings attributable to noncontrolling interests and redeemable noncontrolling interest	-	34,843	-		-		34,843
Net earnings attributable to Skechers U.S.A., Inc. / Common Unit holders	$-	$372,934	$(18,609)		$(207,761)		$146,564
Net earnings per share attributable to Skechers U.S.A., Inc. / Common Unit holders
Basic		$2.49					$0.94	Note 5
Diluted		$2.46					$0.94

Weighted-average shares / Common Units
Basic		149,711					155,851
Diluted		151,395					156,228

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

Year Ended December 31, 2024

(In thousands of U.S. dollars, except per unit data)

	Beach Acquisition Co Parent, LLC (As Reported) Year Ended December 31, 2024	Skechers U.S.A., Inc. (As Reported) Year Ended December 31, 2024	Transaction Accounting Adjustments Acquisition	(Note 4)	Transaction Accounting Adjustments Financing	(Note 4)	Pro Forma Combined
Sales	$-	$8,969,351	$-		$-		$8,969,351
Cost of sales	-	4,201,912	-		-		4,201,912
Gross profit	-	4,767,439	-		-		4,767,439
Operating expenses
Selling	-	800,634	-		-		800,634
General and administrative	-	3,062,548	84,752	(a)	-		3,147,300
Total operating expenses	-	3,863,182	84,752		-		3,947,934
Earnings from operations	-	904,257	(84,752)		-		819,505
Other income (expense)	-	(26,508)	3,210	(b)	(534,262)	(d)	(557,560)
Earnings before income taxes	-	877,749	(81,542)		(534,262)		261,945
Income tax expense	-	148,136	(20,305)	(c)	(133,031)	(e)	(5,200)
Net earnings	-	729,613	(61,237)		(401,231)		267,145
Less: Net earnings attributable to noncontrolling interests and redeemable noncontrolling interest	-	90,142	-		-		90,142
Net earnings attributable to Skechers U.S.A., Inc. / Common Unit holders	$-	$639,471	$(61,237)		$(401,231)		$177,003
Net earnings per share attributable to Skechers U.S.A., Inc. / Common Unit holders
Basic		$4.21					$1.14	Note 5
Diluted		$4.16					$1.14

Weighted-average shares / Common Units
Basic		151,838					155,179
Diluted		153,843					155,834

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION

Note 1 — Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X. Parent was formed on April 28, 2025, as a newly created entity established solely for the purpose of facilitating the Transaction. As Parent did not conduct any operating activities prior to the Transaction and does not have any historical financial information, the historical financial statements of Skechers have been combined with the shell financial statements of Parent as the basis for the pro forma financial presentation to reflect the Transaction and related debt and equity financing. Skechers historical and Parent shell financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars.

The unaudited pro forma condensed combined balance sheet, as of June 30, 2025, the unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2025, and the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2024, presented herein, are based on the historical financial statements of Skechers and Parent shell financial statements. Skechers’ fiscal year ended on December 31, 2024.

•	The unaudited pro forma condensed combined balance sheet as of June 30, 2025, is presented as if Parent’s acquisition of Skechers had occurred on June 30, 2025.

•	The unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2025, and the year ended December 31, 2024, has been prepared as if the Merger had occurred on January 1, 2024.

As discussed above, Parent was a newly created entity and did not conduct any operating activities prior to the Transaction. As Parent does not have any operating activities or historical financial information, there are no adjustments required to conform Skechers’ accounting policies to Parent’s accounting policies. As a result, the unaudited pro forma condensed combined financial information presented assumes there are no differences in accounting policies and no reclassification adjustments have been made.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Parent as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement and based on the historical financial statements of Parent and Skechers. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated merger consideration has been allocated to the assets acquired and liabilities assumed of Skechers based upon Parent management’s preliminary estimate of their fair values as of June 30, 2025. Parent has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of Skechers assets to be acquired or liabilities assumed. For the preliminary estimate of the fair value of certain intangible assets, Parent performed a benchmarking analysis based on observed tangible and intangible values in similar acquisitions with publicly available data and assessed the ranges of potential intangible value based on these comparable transactions. Apart from intangible assets, Skechers assets, liabilities and noncontrolling interests are presented at their respective historical carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value as additional information becomes available and as additional analyses are performed.

The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Parent believes are reasonable under the circumstances.

Note 2 — Preliminary Purchase Price Allocation

(a)	Estimated Merger Consideration

The total estimated merger consideration is as follows:

Estimated Merger Consideration (In thousands)	Amount
Cash consideration for Skechers Common Stock (excluding dissenting shares), RSUs, RSAs, and seller transaction costs(i)	$8,189,680
Estimated cash consideration for dissenting shares(ii)	1,326,030
Total estimated cash consideration	9,515,710
Estimated rollover equity(iii)	672,833
Estimated PSA replacement awards – precombination vesting(iv)	30,217
Estimated merger consideration	$10,218,760

(i)    Under the terms of the Merger Agreement, for each share of Skechers Common Stock outstanding at the Effective Time, shareholders had the right to receive either (a) $63.00 cash (the “Cash Election Consideration”) or (b) $57.00 cash and one Common Unit (the “Mixed Election Consideration” or “Mixed Election”), subject to proration and the overall 20% Cap on the Mixed Election Consideration. The cash consideration was determined based on approximately 106.1 million shares of Skechers Common Stock electing to receive cash, and approximately 23.2 million shares of Skechers Common Stock electing to receive the Mixed Election Consideration. Pursuant to the Merger Agreement, RSUs granted prior to the Merger Agreement and RSAs of Skechers whether vested or unvested were cancelled and converted into the right to receive cash consideration. There were RSAs with respect to approximately 271.4 thousand shares of Skechers Common Stock, and RSUs with respect to approximately 2.3 million shares of Skechers Common Stock for a total of approximately 2.5 million shares of Skechers Common Stock as of the Closing Date receiving cash consideration. In addition, Parent paid approximately $24.7 million of seller transaction costs at closing.

(ii)   Represents the estimated amount of cash consideration based on $63.00 per share that would have been paid to dissenting shareholders had they not dissented. Approximately 21.0 million shares of the total shares outstanding represent dissenting shares. The amount paid to dissenting shareholders as determined by the appraisal may be more than, less than, or equal to the Cash Election Consideration offered to non-dissenting shareholders.

(iii)   Reflects the issuance of 23.2 million Common Units to Skechers shareholders that elected the Mixed Election (17.9% of non-dissenting shareholders elected the Mixed Election).

(iv)   Pursuant to the Merger Agreement, Skechers PSAs and RSUs granted after the Merger Agreement will be cancelled and replaced with Class P Units subject to the same service-vesting conditions and all other terms as applicable, except for the performance-based vesting condition. The estimated fair value of the portion of replaced PSAs and RSUs which relates to the precombination period was included in merger consideration.

(b)	Preliminary Estimated Merger Consideration Allocation

The estimated merger consideration, as shown in the table above, is allocated to the tangible and intangible assets acquired, noncontrolling interests, and liabilities assumed of Skechers based on their preliminary estimated fair values. As mentioned above in Note 1, Parent has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Skechers assets to be acquired, noncontrolling interests, or liabilities assumed. For the preliminary estimate of the fair value of certain intangible assets, Parent performed a benchmarking analysis based on observed tangible and intangible values in similar acquisitions with publicly available data and assessed the ranges of potential intangible value based on these comparable transactions. Apart from intangible assets, Skechers assets, noncontrolling interests, and liabilities are presented at their respective historical carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, noncontrolling interests, and liabilities assumed will be recorded as an adjustment to goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value as additional information becomes available and as additional analyses are performed.

The following table provides a summary of the preliminary estimated merger consideration allocation by major categories of assets acquired and liabilities assumed based on Parent management’s preliminary estimate of their respective fair values:

Estimated Merger Consideration Allocation (In thousands)	Amount
Estimated merger consideration	$10,218,760
Assets acquired:
Current assets:
Cash and cash equivalents	$1,247,152
Short-term investments	106,254
Trade account receivable	1,149,298
Other receivables	105,157
Inventory	1,871,805
Prepaid expenses and other assets	242,045
Total current assets	4,721,711
Property, plant and equipment, net	2,075,256
Operating lease right-of-use assets	1,536,161
Deferred tax assets	423,544
Long-term investments	157,452
Intangible assets	4,500,000
Other assets, net	80,570
Total non-current assets	8,772,983
Total assets acquired	$13,494,694
Liabilities assumed:
Current liabilities:
Accounts payable	$1,159,891
Accrued expenses	356,295
Operating lease liabilities	303,370
Current installments of long-term borrowings	316,748
Short-term borrowings	49,633
Total current liabilities	2,185,937
Long-term operating lease liabilities	1,358,821
Long-term borrowings	87,965
Deferred tax liabilities	1,118,642
Other long-term liabilities	129,601
Total non-current liabilities	2,695,029
Total liabilities assumed	$4,880,966
Net assets acquired	8,613,728
Redeemable noncontrolling interest	(102,374)
Noncontrolling interest	(497,723)
Goodwill	$2,205,129

The preliminary estimated purchase consideration allocation above reflects a preliminary estimated goodwill of $2.2 billion. Goodwill represents the excess of the estimated merger consideration over the preliminary estimated fair values of recorded tangible and intangible assets acquired and liabilities assumed. The actual amount of goodwill to be recorded in connection with the merger is subject to change once the valuation of the fair value of tangible and intangible assets acquired and liabilities assumed has been completed.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

Description (In thousands)	Preliminary Fair Value	Estimated Useful Life
Brand	$4,000,000	Indefinite
Other definite-lived intangible assets	500,000	7
Total	$4,500,000

Parent determined a preliminary fair value estimate of intangible assets related to the Skechers brand, which includes trademarks, designs patents, and other proprietary rights. Other definite-lived intangible assets could potentially include, customer relationships and customer-related assets, developed technology and favorable/unfavorable leases. Parent does not have sufficient information and has not completed the valuation analysis and calculations in sufficient detail necessary to further allocate the other definite-lived intangible assets value to specific assets.

The estimated fair values and useful lives of identifiable intangible assets are preliminary and have been performed based on publicly available benchmarking information, as there were limitations on the type of information that can be exchanged between Parent and Skechers prior to the Closing Date. The amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization, may differ materially from this preliminary allocation. Any change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill. A hypothetical 10% change in the valuation of the definite-lived intangible assets would result in a corresponding increase or decrease in the amortization expense of approximately $3.6 million for the six months ended June 30, 2025, and $7.1 million for the year ended December 31, 2024, assuming weighted average useful life of seven years.

Note 3 — Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Acquisition Accounting Adjustments:

(a)	The change in Cash and cash equivalents was determined as follows:

Description (In thousands)	Amount
Cash consideration (excludes amounts payable related to dissenting shares reflected in Accrued Expenses)	$(8,189,680)
Repayment of Skechers' debt (based on June 30, 2025 balances) before closing using Skechers’ cash	(130,000)
Transaction costs	(28,023)
Pro forma net adjustment to Cash and cash equivalents	$(8,347,703)

(b)	Represents the elimination of Skechers’ historical goodwill and the recognition of the preliminary goodwill for estimated merger consideration in excess of the fair value of the net assets acquired:

Description (In thousands)	Amount
Elimination of Skechers' historical goodwill	$(103,945)
Goodwill per preliminary purchase price allocation (Note 2)	2,205,129
Pro forma net adjustment to Goodwill	$2,101,184

(c)	Reflects the preliminary purchase accounting adjustment of $4.5 billion for estimated intangible assets acquired based on the acquisition method of accounting as discussed in Note 2.

(d)	Reflects the adjustment to Other assets, net as follows:

Description (In thousands)	Amount
Elimination of Skechers' historical intangible assets (i)	$(48,758)
Write-off deferred financing fees asset related to historical short-term borrowings repaid prior to close by Skechers	(719)
Pro forma net adjustment to Other assets, net	$(49,477)

(i)	The preliminary fair value of intangible assets acquired is presented in Intangible assets, net for pro forma purposes as shown in Note 3(c).

(e)	Represents an estimated accrued liability for the future cash payment to the dissenting shareholders. Approximately 21.0 million shares of the total shares outstanding represent dissenting shares. For the purpose of the pro forma information, the dissenting shares were multiplied by $63.00 per share, per the Merger Agreement.

(f)	Represents the repayment of $130.0 million of Skechers short-term borrowings with Skechers’ cash on hand prior to the Transaction close.

(g)	Reflects a deferred income tax liability (see Note 2) resulting from the preliminary pro forma fair value adjustment to intangible assets based on the estimated blended statutory tax rate of approximately 24.9%. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to the completion of the Merger. This estimate of the deferred income tax liability (see Note 2) is preliminary and is subject to change based upon Parent’s final determination of the fair values of identifiable intangible assets acquired by jurisdiction.

(h)	Represents the issuance of approximately 23.2 million Common Units as rollover equity included in the total estimated merger consideration (see Note 2) and classified as Redeemable Common Units.

(i)	Represents the recognition of $30.2 million of estimated precombination vesting for the PSA replacement awards included in the total estimated merger consideration (see Note 2) offset by $28.0 million of transaction costs. Transaction costs consist of legal, advisory and consulting costs.

(j)	Represents the elimination of Skechers’ historical equity balances in conjunction with the Transaction.

Financing Adjustments:

(k)	Represents the adjustment to Cash and cash equivalents for the debt proceeds from the First lien term loans, the Senior Secured Notes and the Senior PIK Toggle Notes in USD and estimated equity financing transactions as follows:

Description (In thousands)	Amount
Gross proceeds from First lien term loan facility (USD equivalent)	$3,024,794
Gross proceeds from Senior Secured Notes (USD equivalent)	1,170,028
Gross proceeds from Senior PIK Toggle Notes	2,200,000
Less: capitalized debt issuance costs and original issuance discount	(207,249)
Cash proceeds from issuance of Common Units for equity financing	3,796,425
Pro forma net adjustment to Cash and cash equivalents	$9,983,998

(l)	Represents the $32.9 million adjustment to Other assets, net to record the deferred financing fees related to the first lien revolving facility. The first lien revolving facility was undrawn at closing.

(m)	The adjustment reflects the debt financing transactions using the exchanges rates as of June 30, 2025, for the Euro denominated debt. The adjustment to debt is comprised of the following items:

Description (In thousands)	Total
Financing transactions - current:
Current installments of long-term borrowings	$22,715
Financing transactions – long term:
First lien term loan facility (USD equivalent)	3,005,910
Senior Secured Notes (USD equivalent)	1,178,900
Senior PIK Toggle Notes	2,200,000
Less: capitalized debt issuance costs and original issuance discount	(174,349)
Pro forma net adjustment to debt	$6,233,176

(n)	Represents the $3.8 billion raised with the issuance of approximately 130,911 thousand Common Units in conjunction with the equity financing by Fund VI and $12.7 million of foreign exchange impacts related to the Euro denominated term loans and notes at June 30, 2025 rates as compared to the USD equivalent cash received to fund the Transaction.

Note 4 — Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings

Acquisition Accounting Adjustments:

(a)	Reflects the adjustments to general and administrative expense (“G&A”), including the removal of historical Skechers amortization expense, recognizing expense for amortization of the estimated fair value of definite-lived intangibles acquired, and recognizing expense for transaction costs. Parent is still in the process of evaluating the fair value of the intangible assets. Any resulting change in the fair value would have a direct impact on amortization expense. The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available.

Description (In thousands)	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Amortization expense for acquired definite-lived intangible assets	$35,714	$71,429
Removal of historical Skechers amortization expense	(7,266)	(14,700)
Transaction expenses	-	28,023
Net pro forma transaction accounting adjustment to G&A	$28,448	$84,752

(b)	Reflects the removal of historical Skechers interest expense of $3.7 million for the six months ended June 30, 2025 and $3.2 million for the year ended December 31, 2024 related to the repayment of a portion of Skechers’ existing debt.

(c)	To record the income tax impact of the pro forma adjustments utilizing the statutory income tax rate of approximately 24.9% for the six months ended June 30, 2025, and for the year ended December 31, 2024. Because the tax rates used for the pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Financing Adjustments:

(d)	Reflects the interest expense and amortization of issuance costs and revolver related fees as a result of the debt financing transactions:

Description (In thousands)	Principal balance	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
First lien term loan facility (USD equivalent)	$3,028,625	$(98,150)	$(199,330)
Senior Secured Notes (USD equivalent)	1,178,900	(30,946)	(61,720)
Senior PIK Toggle Notes	$2,200,000	(131,929)	(243,336)
Amortization of capitalized deferred issuance costs and original issuance discount		(8,331)	(15,296)
Amortization of revolver capitalized fees and record unused commitment fee		(7,290)	(14,580)
Pro forma net financing adjustment to Other income (expense)		$(276,646)	$(534,262)

The weighted average blended rate used for the pro forma net interest adjustment is 7.8% which assumes the Senior PIK Toggle Notes will be paid-in-kind. A sensitivity analysis on interest expense for the six months ended June 30, 2025, and for the year ended December 31, 2024, has been performed to assess the effect of a 0.125% change of the hypothetical interest on the first lien term loan facility given the interest rate is variable in nature.

A hypothetical increase or decrease to the annual interest rate related to the first lien term loan facility would change interest expense by approximately $1.8 million for the six months ended June 30, 2025, and $3.7 million for the year ended December 31, 2024.

(e)	To record the income tax impact of the pro forma adjustments utilizing statutory income tax rates in effect of approximately 24.9% for each period including the six months ended June 30, 2025, and the year ended December 31, 2024. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Note 5 — Earnings Per Unit

The following table calculates the unaudited pro forma combined basic and diluted earnings per unit, which is adjusted to reflect the pro forma net income for the six months ended June 30, 2025, and for the year ended December 31, 2024, as presented on the unaudited pro forma condensed combined statements of earnings:

Description (In thousands, except unit and per unit data)	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Numerator:
Pro forma combined Net income attributable to Common Unit holders	$146,564	$177,003

Denominator – basic and diluted:
Issuance of Common Units for rollover equity and equity financing(i)	154,112	154,112
Vested P Units (common unit equivalents) (ii)	1,739	1,067
Pro forma weighted average units - basic	155,851	155,179
Dilutive effect of nonvested P Units (common unit equivalent)(ii)	377	655
Pro forma weighted average units - diluted	156,228	155,834

Pro forma net income per unit - basic	$0.94	$1.14

Pro forma net income per unit - diluted	$0.94	$1.14

(i)	Represents the issuance of approximately 130,911 thousand Common Units to be issued to Fund VI for $3.8 billion to partially fund the purchase consideration and approximately 23,201 thousand Common Units issued in connection with the Mixed Election. The Common Units issued for rollover equity and equity financing have the same rights and privileges and are treated as such in the calculation of earnings per unit.

(ii)	Pursuant to the Merger Agreement, Skechers PSAs and Skechers RSUs granted after signing of the Merger Agreement were cancelled and replaced with Class P Units subject to the same on-going service vesting conditions and all other terms as applicable, except for the performance-based vesting condition related to PSAs. As of the Closing Date, there were 806.8 thousand and 4.4 thousand Skechers PSAs and RSUs outstanding, respectively, which were converted into Class P Units. One Class P Unit is equivalent to 2.9655 Common Units, and has the same rights and privileges as Common Units. The calculation of basic earnings per unit includes vested P units and the calculation of diluted basic earnings per unit includes the dilutive effect of nonvested P Units based on application of the treasury stock method.